Exhibit 99.1
Western Refining, Inc. Announces Appointment of Chief Accounting Officer
EL PASO, TEXAS, July 19, 2007 —Western Refining, Inc. (NYSE: WNR) today announced the appointment of William Jewell as Chief Accounting Officer.
Mr. Jewell joins Western from KPMG LLP where he was most recently an Assurance Senior Manager. His experience includes eighteen years in the public accounting sector with both PricewaterhouseCoopers LLP and KPMG LLP.
Western’s President and Chief Executive Officer, Paul Foster, commented “We are delighted that Will has joined the management team at Western. Will brings a tremendous amount of SEC and financial reporting experience to our team. His expertise in this area will be important as we integrate our recent acquisition of Giant Industries and continue with future growth.”
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western has a refinery in El Paso, two refineries in the Four Corners region of Northern New Mexico and a refinery in Yorktown, Virginia. Western’s asset portfolio also includes refined products terminals in Albuquerque, New Mexico and Flagstaff, Arizona, asphalt terminals in Phoenix, Tucson, Albuquerque and El Paso, retail service stations and convenience stores in Arizona, Colorado and New Mexico, a fleet of crude oil and finished product truck transports, and wholesale petroleum products distributors in Arizona, California and New Mexico. More information about the Company is available at www.wnr.com.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect Western’s current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Western’s business and operations involve numerous risks and uncertainties, many of which are beyond Western’s control, which could result in Western’s expectations not being realized or otherwise materially affect Western’s financial condition, results of operations and cash flows. Additional information regarding these and other risks are contained in Western’s filings with the Securities and Exchange Commission.
Contact:
Western Refining, Inc.
Mark Cox
915-775-3300